Exhibit 99.1

BTCS Announces Management-Lead Financings totaling $498K and
Follow-On Investment in Coin Outlet

Arlington, VA – (Marketwired – January 21, 2015) – Bitcoin Shop, Inc. (OTCQB: BTCS) (“BTCS” or the “Company”), the operator of the digital currency ecommerce marketplace www.btcs.com, which is undertaking the build-out of a universal digital currency ecosystem, announced today that the Company closed on financings for aggregate proceeds of $498,000.  The Company sold $433,000 of units consisting of common stock and warrants at a per unit price of $0.10.  The units, inclusive of the warrants, convert into 15.155 million shares of common stock.  The Company also sold non-convertible promissory notes (the “Notes”) to BTCS’ co-founders, Michal Handerhan and Tim Sidie, for aggregate proceeds of $65,000, which mature on December 31, 2015 and bear interest at an annual rate of 2%.  Management and family of management accounted for 66% of the total funding.  Additionally, the Company made a follow-on investment of $100,000 in its strategic partner Coin Outlet.

Charles Allen, CEO of BTCS, commented, “As we previously announced, on October 22, 2014 certain members of management voluntary agreed to have 12.75 million shares redeemed from them for an aggregate payment of $2,491.  For investors that owned our stock prior to the redemption, the unit financing should result in minimal additional dilution, net against the redemption.  Management remains committed to building our business and taking the necessary actions to limit dilution to our public shareholders.”

Through the strategic investment and partnership with Coin Outlet, BTCS plans to leverage Coin Outlet’s ATM network as an on-ramp to its planned universal digital currency ecosystem, which includes ATM/financial services.  Overstock (NASDAQ: OSTK) recently placed a Coin Outlet ATM in its headquarters to encourage digital currency use.

“As the lead investor in Coin Outlet, we are pleased to see the installation of Coin Outlet’s ATM at Overstock’s headquarters.  This is a great step to encourage the use of digital currencies among consumers who have yet to experience the easy exchange of US dollars to bitcoins.”

Charles Allen, additionally commented “We believe the recent decline in the price of Bitcoin has created tremendous opportunities for us to further expand our business and seize opportunities created from the market downturn.”

About BTCS:
BTCS plans to build a universal digital currency platform with the goal of enabling users to engage in the digital currency ecosystem through one point of access.  We currently operate our legacy ecommerce website (www.bitcoinshop.us) and are operating our public beta site (www.btcs.com) where consumers can purchase products using digital currency such as bitcoin, litecoin and dogecoin, by searching through a selection of over 250,000 items.  We provide our customers competitive pricing options from 256 retailers through our “Intelligent Shopping Engine”.  All ecommerce customer orders are fulfilled by third party vendors.  We plan to use our ecommerce platform as a customer on-ramp for a broader digital currency platform.  We have been actively partnering with strategic digital currency companies who have technologies, services or products that are complementary to our business strategy by making investments in them and integrating with them.

Forward Looking Statements:
Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements.  While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release.  These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission, not limited to Risk Factors relating to its digital currency business contained therein.  Thus, actual results could be materially different.  The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations Primary Contact:
Charlie Kiser
Bitcoin Shop, Inc.
(202) 430-6576
IR@bitcoinshop.us

Investor Relations:
Jon Cunningham
RedChip Companies, Inc.
(800) 733 2447 ext 107
jon@redchip.com

Public Relations:
Mercy Chikowore
Bitcoin Shop, Inc.
(803) 347-6905
m.chikowore@btcs.com